Exhibit 17.3

TO: GAME PLAN HOLDINGS, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

Dear Sirs and Madams:

I, Ronald Smith, the undersigned, do hereby resign as member of the Board of Directors of Game Plan Holdings, Inc., a Nevada corporation, effective March 1, 2013.

DATED this 1st day of March, 2013

/s/ Ronald Smith

Ronald Smith